Exhibit 99.6
HC2 HOLDINGS, INC.
FORM OF BENEFICIAL HOLDER ELECTION FORM
The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.001 per share (“Common Stock”), of HC2 Holdings, Inc., a Delaware corporation (the “Company”), Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Base Prospectus, dated September 9, 2020 (the “Base Prospectus”), and the Prospectus Supplement, dated October 7, 2020 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).
With respect to any instructions to exercise (or not to exercise) rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on November 20, 2020, the scheduled expiration date of the rights offering (which may be extended by the Company, including to provide additional time for the Company’s stockholders to approve an increase to the number of authorized shares of the Common Stock to 250 million shares).
This will instruct you whether to exercise or sell rights to purchase shares of the Company’s Common Stock distributed with respect to the shares of the Company’s Common Stock or preferred stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of HC2 Holdings, Inc. Rights Certificates.”
The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Privilege should not exceed the number of Rights that the undersigned is entitled to exercise. The undersigned is only entitled to the Oversubscription Privilege if the undersigned exercises its Basic Subscription Privilege in full.
Box 1. [_]    Please DO NOT EXERCISE RIGHTS for shares of Common Stock.
Box 2. [_]    Please EXERCISE RIGHTS for shares of Common Stock as set forth below.
Box 3. [_]    Please SELL RIGHTS and remit the net proceeds to the undersigned.

	Number of Rights		Subscription Price		Payment
Basic Subscription Privilege:		x	$2.27	=	$	(Line 1)
Oversubscription Privilege:		x	$2.27	=	$	(Line 2)
Total Payment Required				=	$	(Sum of Lines 1 and 2; must equal total of amounts in Boxes 3 and 4.)
Box 4. [_]    Payment in the following amount is enclosed $    .
Box 5. [_]    Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:    $_____________

Signature(s)

Please type or print name(s) below:

Date:        , 2020

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